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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                             Wilmar Industries, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    971426101
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 35 Pages

CUSIP NO.  971426101                  13G                   PAGE  2  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Summit Ventures III, L.P.


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 35 Pages

CUSIP NO.  971426101                  13G                   PAGE  3  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Summit Partners III, L.P.


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 35 Pages

CUSIP NO.  971426101                  13G                   PAGE  4  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Summit Investors II, L.P.


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 35 Pages

CUSIP NO.  971426101                  13G                   PAGE  5  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Stamps, Woodsum & Co. III


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    Massachusetts general partnership

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 35 Pages

CUSIP NO.  971426101                  13G                   PAGE  6  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Summit Subordinated Debt Fund, L.P.


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 35 Pages

CUSIP NO.  971426101                  13G                   PAGE  7  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Summit Partners SD, L.P.


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware limited partnership

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 35 Pages

CUSIP NO.  971426101                  13G                   PAGE  8  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    E. Roe Stamps, IV


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 35 Pages

CUSIP NO.  971426101                  13G                   PAGE  9  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Stephen G. Woodsum


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 35 Pages

CUSIP NO.  971426101                  13G                  PAGE  10  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Gregory M. Avis


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 35 Pages

CUSIP NO.  971426101                  13G                  PAGE  11  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    John A. Genest


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 35 Pages

CUSIP NO.  971426101                  13G                  PAGE  12  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Martin J. Mannion


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 35 Pages

CUSIP NO.  971426101                  13G                  PAGE  13  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Ernest K. Jacquet


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 35 Pages

CUSIP NO.  971426101                  13G                  PAGE  14  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Bruce R. Evans


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 35 Pages

CUSIP NO.  971426101                  13G                  PAGE  15  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Thomas S. Roberts


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 15 of 35 Pages

CUSIP NO.  971426101                  13G                  PAGE  16  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Walter G. Kortschak


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     449,371 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     449,371 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    449,371 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.3%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 16 of 35 Pages

CUSIP NO.  971426101                  13G                  PAGE  17  OF  35


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Joseph F. Trustey


--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5     SOLE VOTING POWER

          NUMBER OF                                  0 shares

            SHARES               -----------------------------------------------
                                   6     SHARED VOTING POWER
         BENEFICIALLY
                                                     18,950 shares
           OWNED BY
                                 -----------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER

          REPORTING                                  0 shares

            PERSON               -----------------------------------------------
                                   8     SHARED DISPOSITIVE POWER
             WITH
                                                     18,950 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    18,950 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            / /


--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    .14%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                    IN

--------------------------------------------------------------------------------



                              Page 17 of 35 Pages

                                  Schedule 13G


Item 1(a).     Name of Issuer: Wilmar Industries, Inc..

Item 1(b).     Address of Issuer's Principal Executive Offices:
               303 Harper Drive, Moorestown, NJ 08057

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory
               M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, and Joseph F. Trustey. Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Summit Investors II, L.P. and Summit Partners SD II, L.P. Mr. Trustey is an individual general partner of Summit Partners SD II, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d).     Title of Class of Securities: Common Stock, no par value.



                              Page 18 of 35 Pages

Item 2(e).     CUSIP Number:     971426101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


               (a)  [  ]      Broker or Dealer registered under Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

               (b)  [  ]      Bank as defined in Section 3(a)(6) of the Act.

               (c)  [  ]      Insurance Company as defined in Section 3(a)(19)
                              of the Act.

               (d)  [  ]      Investment Company registered under Section 8 of
                              the Investment Company Act of 1940.

               (e)  [  ]      Investment Adviser registered under Section 203 of
                              the Investment Advisers Act of 1940.

               (f)  [  ]      Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                              Act.

               (g)  [  ]      Parent Holding Company, in accordance with Rule
                              13d-1(b)(ii)(G) of the Act.

               (h)  [  ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                              of the Act.

               None.

Item 4.        Ownership.

               Not Applicable


Item 5.        Ownership of Five Percent or Less of a Class.

               [ X ] Each of Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 449,371 shares of Common Stock as of December 31, 1997. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet,


                              Page 19 of 35 Pages

               Evans, Roberts and Kortschak may be deemed to own beneficially 449,371 shares of Common Stock as of December 31, 1997. Mr. Trustey may be deemed to beneficially own 18,950 shares of Common Stock as of December 31, 1997, which is 5% or less of the Common Stock of Wilmar Industries, Inc. based on the 13,335,754 shares of Common Stock reported to be outstanding on Wilmar Industries, Inc.'s Form 10-Q for the quarter ended September 26, 1997.


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

Item 10.       Certification.

               Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).




                              Page 20 of 35 Pages

                                   SIGNATURES

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February  10, 1998

SUMMIT VENTURES III, L.P.                    SUMMIT SUBORDINATED DEBT FUND, L.P.

By:  Summit Partners III, L.P.               By:  Summit Partners SD, L.P.

By:  Stamps, Woodsum & Co. III               By:  Stamps, Woodsum & Co. III

                                             By:                 *
     By:                 *                        ------------------------------
          ------------------------------          E. Roe Stamps, IV
          E. Roe Stamps, IV                       General Partner
          General Partner
                                             SUMMIT PARTNERS SD, L.P.
SUMMIT INVESTORS II, L.P.
                                             By:  Stamps, Woodsum & Co. III

By:  /s/  John A. Genest                          By:             *
     -----------------------------------               ------------------------
          General Partner                              E. Roe Stamps, IV
                                                       General Partner

SUMMIT PARTNERS III, L.P.                    STAMPS, WOODSUM & CO. III

By:  Stamps, Woodsum & Co. III

     By:                 *                   By:                 *
          ------------------------------          ------------------------------
          E. Roe Stamps, IV                       E. Roe Stamps, IV
          General Partner                         General Partner


































                              Page 21 of 35 Pages

                                                                 *
                                                  ------------------------------
                                                  Walter G. Kortschak

                                                                 *
                                                  ------------------------------
                                                  E. Roe Stamps, IV

                                                                 *
                                                  ------------------------------
                                                  Stephen G. Woodsum

                                                                 *
                                                  ------------------------------
                                                  Gregory M. Avis

                                                                 *
                                                  ------------------------------
                                                  Martin J. Mannion

                                                  /s/ John A. Genest
                                                  ------------------------------
                                                  John A. Genest

                                                                 *
                                                  ------------------------------
                                                  Ernest K. Jacquet

                                                                 *
                                                  ------------------------------
                                                  Bruce R. Evans

                                                                 *
                                                  ------------------------------
                                                  Thomas S. Roberts

                                                                 *
                                                  ------------------------------
                                                  Joseph F. Trustey

                                                  *By: /s/ John A. Genest
                                                      --------------------------
                                                      John A. Genest,
                                                      Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.




                              Page 22 of 35 Pages

                                                     Exhibit 1

                                    AGREEMENT

        Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Suburban Ostomy Supply Co. Inc.

        This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        EXECUTED this  10 day of February, 1998.

SUMMIT VENTURES III, L.P.                       SUMMIT PARTNERS SD, L.P.

By:  Summit Partners III, L.P.                  By:  Stamps, Woodsum & Co. III

By:  Stamps, Woodsum & Co. III                       By:                 *
                                                          ------------------------------
                                                          E. Roe Stamps, IV
     By:                 *                                General Partner
          ------------------------------
          E. Roe Stamps, IV
          General Partner
                                                SUMMIT PARTNERS III, L.P.
SUMMIT INVESTORS II, L.P.
                                                By:  Stamps, Woodsum & Co. III

By:  /s/  John A. Genest                             By:                 *
     -----------------------------------                  ------------------------------
          General Partner                                 E. Roe Stamps, IV
                                                          General Partner

SUMMIT SUBORDINATED DEBT FUND, L.P.

By:  Summit Partners SD, L.P.
                                                STAMPS, WOODSUM & CO. III
By:  Stamps, Woodsum & Co. III

     By:                 *
          ------------------------------        By:                 *
          E. Roe Stamps, IV                          ------------------------------
          General Partner                            E. Roe Stamps, IV
                                                     General Partner





































                              Page 23 of 35 Pages

                                                                 *
                                                  ------------------------------
                                                  E. Roe Stamps, IV

                                                                 *
                                                  ------------------------------
                                                  Stephen G. Woodsum

                                                                 *
                                                  ------------------------------
                                                  Gregory M. Avis

                                                                 *
                                                  ------------------------------
                                                  Martin J. Mannion

                                                  /s/ John A. Genest
                                                  ------------------------------
                                                  John A. Genest

                                                                 *
                                                  ------------------------------
                                                  Ernest K. Jacquet

                                                                 *
                                                  ------------------------------
                                                  Bruce R. Evans

                                                                 *
                                                  ------------------------------
                                                  Walter G. Kortschak

                                                                 *
                                                  ------------------------------
                                                  Thomas S. Roberts

                                                                 *
                                                  ------------------------------
                                                  Joseph F. Trustey

                                                  *By: /s/ John A. Genest
                                                      --------------------------
                                                      John A. Genest,
                                                      Attorney-in-Fact

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.




                              Page 24 of 35 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY


            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




                              Page 25 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ E. Roe Stamps, IV
                                        ----------------------------------------
                                            E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

            On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000




                              Page 26 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Stephen G. Woodsum
                                        ----------------------------------------
                                            Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

            On this 10th day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000




                              Page 27 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Martin J. Mannion
                                        ----------------------------------------
                                            Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

            On this 10th day of February, 1997, before me personally came Martin
J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000




                              Page 28 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ John A. Genest
                                        ----------------------------------------
                                            John A. Genest

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

            On this 10th day of February, 1997, before me personally came John
A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000




                              Page 29 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Gregory M. Avis
                                        ----------------------------------------
                                            Gregory M. Avis

State of California                             )
                                                ) ss:
County of Santa Clara                           )

            On this 3rd day of February, 1997, before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Katherine C. Ely
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000




                              Page 30 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Ernest K. Jacquet
                                        ----------------------------------------
                                            Earnest K. Jacquet

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

            On this 10th day of February, 1997, before me personally came Earnest K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000




                              Page 31 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Thomas S. Roberts
                                        ----------------------------------------
                                            Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

            On this 10th day of February, 1997, before me personally came Thomas
S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000




                              Page 32 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Bruce R. Evans
                                        ----------------------------------------
                                            Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

            On this 10th day of February, 1997, before me personally came Bruce
R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000




                              Page 33 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Walter G. Kortschak
                                        ----------------------------------------
                                            Walter G. Kortschak

State of California                 )
                                    ) ss:
County of Santa Clara               )

            On this 3rd day of February, 1997, before me personally came Walter
G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Katherine C. Ely
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000




                              Page 34 of 35 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Joseph F. Trustey
                                        ----------------------------------------
                                            Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

            On this 10th day of February, 1997, before me personally came Joseph
F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000




                              Page 35 of 35 Pages